Exhibit 1.4

November [22], 2005

Morgan Stanley & Co. Incorporated

1585 Broadway

New York, NY 10036

The Bank of New York

101 Barclay Street, Floor 8W

New York, NY 10286

Attention: Corporate Trust Division-Corporate Finance Unit

Ladies and Gentlemen:

This Agreement is dated as of November [22], 2005 (the “Agreement”) by and among E*TRADE Financial Corporation, a Delaware corporation (the “Company”), Morgan Stanley & Co. Incorporated, as the remarketing agent (the “Remarketing Agent”), and The Bank of New York, a New York banking corporation, not individually but solely as Purchase Contract Agent (the “Purchase Contract Agent”) and as attorney-in-fact of the holders of Purchase Contracts (as defined in the Purchase Contract and Pledge Agreement referred to below).

Section 1.

Definitions.

(a) Capitalized terms used and not defined in this Agreement shall have the meanings set forth in the Purchase Contract and Pledge Agreement, dated as of November [22], 2005, among the Company, The Bank of New York as Purchase Contract Agent and attorney-in-fact for the Holders of the Purchase Contracts, and The Bank of New York as Collateral Agent, Custodial Agent and Securities Intermediary, as amended from time to time (the “Purchase Contract and Pledge Agreement”).

(b) As used in this Agreement, the following terms have the following meanings:

“Agreement” has the meaning specified in the first paragraph of this Remarketing Agreement.

“Commencement Date” has the meaning specified in Section 3.

“Commission” means the Securities and Exchange Commission.

“Company” has the meaning specified in the first paragraph of this Remarketing Agreement.

“Final Remarketing” has the meaning specified in Section 2(c).

“Final Remarketing Date” has the meaning specified in Section 2(c).

“indemnified party” has the meaning specified in Section 7(c).

“indemnifying party” has the meaning specified in Section 7(c).

“Initial Remarketing” has the meaning specified in Section 2(b).

“Initial Remarketing Date” has the meaning specified in Section 2(b).

“Preliminary Prospectus” means any preliminary prospectus relating to the Remarketed Notes included in the Registration Statement, including the documents incorporated by reference therein as of the date of such Preliminary Prospectus; and any reference to any amendment or supplement to such Preliminary Prospectus shall be deemed to refer to and include any documents filed after the date of such Preliminary Prospectus under the Exchange Act and incorporated by reference in such Preliminary Prospectus.

“Prospectus” means the prospectus relating to the Remarketed Notes, in the form in which first filed, or transmitted for filing, with the Commission after the effective date of the Registration Statement pursuant to Rule 424(b), including the documents incorporated by reference therein as of the date of such Prospectus; and any reference to any amendment or supplement to such Prospectus shall be deemed to refer to and include any documents filed after the date of such Prospectus, under the Exchange Act, and incorporated by reference in such Prospectus.

“Purchase Contract and Pledge Agreement” has the meaning specified in Section 1(a).

“Registration Statement” means a registration statement under the Securities Act prepared by the Company covering, inter alia, the Remarketing of the Remarketed Notes pursuant to Section 5(a) hereunder, including all exhibits thereto and the documents incorporated by reference in the prospectus contained in such registration statement, and any post-effective amendments thereto.

“Remarketed Notes” means the Subordinated Notes underlying the Pledged Applicable Ownership Interests in Subordinated Notes and the Separate Subordinated Notes, if any, subject to Remarketing as identified to the Remarketing Agent by the Purchase Contract Agent and the Custodial Agent, respectively, as of 5:00 p.m., New York City time, on the seventh Business Day immediately preceding the Purchase Contract Settlement Date, as modified in connection with the Remarketing, and shall include: (a) the

Subordinated Notes underlying the Pledged Applicable Ownership Interests in Notes of the Holders of Corporate Units who have not notified the Purchase Contract Agent prior to 5:00 p.m., New York City time, on the seventh Business Day immediately preceding the Purchase Contract Settlement Date of their intention to effect a Cash Settlement of the related Purchase Contracts pursuant to the terms of the Purchase Contract and Pledge Agreement or who have so notified the Purchase Contract Agent but failed to make the required cash payment on the sixth Business Day immediately preceding the Purchase Contract Settlement Date pursuant to the terms of the Purchase Contract and Pledge Agreement, and (b) the Separate Notes of the holders of Separate Notes, if any, who have elected to have their Separate Notes remarketed in such Remarketing pursuant to the terms of the Purchase Contract and Pledge Agreement.

“Remarketing” means the remarketing of the Remarketed Notes pursuant to this Remarketing Agreement on any of the Initial Remarketing Date, the Second Remarketing Date or the Final Remarketing Date.

“Remarketing Fee” has the meaning specified in Section 4.

“Remarketing Materials” means the Preliminary Prospectus, the Prospectus or any other information furnished by the Company to the Remarketing Agent for distribution to investors in connection with the Remarketing.

“Remarketing Settlement Date” means the Purchase Contract Settlement Date.

“Reset Rate” has the meaning specified in Section 2(d).

“Second Remarketing” has the meaning specified in Section 2(c).

“Second Remarketing Date” has the meaning specified in Section 2(c).

“Securities” has the meaning specified in Section 10.

“Notes” means the series of subordinated notes, as modified in connection with the Remarketing, designated [    ]% Notes due 2010 of the Company.

“Transaction Documents” means this Agreement, the Purchase Contract and Pledge Agreement and the Indenture, in each case as amended or supplemented from time to time.

“Underwriting Agreement” has the meaning specified in Section 3(a).

Section 2.

Appointment and Obligations of the Remarketing Agent.

(a) The Company hereby appoints Morgan Stanley & Co. Incorporated as the exclusive Remarketing Agent, and, subject to the terms and conditions set forth herein, Morgan Stanley & Co. Incorporated hereby accepts appointment as Remarketing Agent, for the purpose of (i) remarketing the Remarketed Notes on behalf of the holders thereof, (ii) determining, in consultation with the Company, in the manner provided for herein and in the Purchase Contract and Pledge Agreement and the Indenture, the Reset Rate for the Notes, and (iii) performing such other duties as are assigned to the Remarketing Agent in the Transaction Documents.

(b) Unless a Special Event Redemption or a Termination Event has occurred prior to such date, on the fifth Business Day immediately preceding the Purchase Contract Settlement Date (the “Initial Remarketing Date”), the Remarketing Agent shall use its reasonable efforts to remarket (“Initial Remarketing”) the Remarketed Notes, at the Remarketing Price.

(c) In the case of a Failed Remarketing on the Initial Remarketing Date and unless a Special Event Redemption or a Termination Event has occurred prior to such date, on the fourth Business Day immediately preceding the Purchase Contract Settlement Date (the “Second Remarketing Date”), the Remarketing Agent shall use its reasonable efforts to remarket (the “Second Remarketing”) the Remarketed Notes at the Remarketing Price. In the case of a Failed Remarketing on the Second Remarketing Date and unless a Special Event Redemption or a Termination Event has occurred prior to such date, on the third Business Day immediately preceding the Purchase Contract Settlement Date (the “Final Remarketing Date”), the Remarketing Agent shall use its reasonable efforts to remarket (the “Final Remarketing”) the Remarketed Notes at the Remarketing Price. It is understood and agreed that the Remarketing on any Remarketing Date will be considered successful and no further attempts will be made if the resulting proceeds are at least equal to the Remarketing Price.

(d) In connection with each Remarketing, the Remarketing Agent shall determine, in consultation with the Company, the terms of the notes, including those which may be modified in connection with the remarketing pursuant to the Indenture, including the rate per annum, rounded to the nearest one-thousandth (0.001) of one percent per annum, that the Notes should bear (the “Reset Rate”) in order for the Remarketed Notes to have an aggregate market value equal to the Remarketing Price and that in the sole reasonable discretion of the Remarketing Agent will enable it to remarket all of the Remarketed Notes at the Remarketing Price in such Remarketing; provided that such rate shall not exceed the maximum interest rate permitted by applicable law.

(e) If, by 4:00 p.m., New York City time, on the applicable Remarketing Date, (1) the Remarketing Agent is unable to remarket all of the Remarketed Notes, other than to the Company, at the Remarketing Price pursuant to the terms and conditions hereof or (2) the Remarketing did not occur on such Remarketing Date because one of the conditions set forth in Section 6 hereof was not satisfied, a Failed Remarketing shall be deemed to have occurred, and the Remarketing Agent shall advise by telephone the Depositary, the Purchase Contract Agent and the Company. Whether or not there has been a Failed Remarketing will be determined in the sole reasonable discretion of the Remarketing Agent.

(f) In the event of a Successful Remarketing, by approximately 4:30 p.m., New York City time, on the applicable Remarketing Date, the Remarketing Agent shall advise, by telephone:

(1)	the Depositary, the Purchase Contract Agent and the Company of the Reset Rate determined by the Remarketing Agent in such Remarketing and the number of Remarketed Notes sold in such Remarketing;

(2)	each purchaser (or the Depositary Participant thereof) of Remarketed Notes of the Reset Rate and the number of Remarketed Notes such purchaser is to purchase;

(3)	each such purchaser (if other than a Depositary Participant) to give instructions to its Depositary Participant to pay the purchase price on the Remarketing Settlement Date in same day funds against delivery of the Remarketed Notes purchased through the facilities of the Depositary; and

(4)	each such purchaser (or Depositary Participant thereof) that the Remarketed Notes will not be delivered until the Remarketing Settlement Date, and, in the case of the Initial Remarketing Date or the Second Remarketing, the Remarketing Settlement Date will be five Business Days or four Business Days, respectively, following the date of such Remarketing and that if such purchaser wishes to trade the Remarketed Notes that it has purchased prior to the third Business Day preceding the Remarketing Settlement Date, such purchaser will have to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement.

The Remarketing Agent shall also, if required by the Securities Act, deliver, in conformity with the requirements of the Securities Act, to each purchaser a Prospectus in connection with the Remarketing.

(g) The proceeds from a Successful Remarketing (i) with respect to the Notes underlying the Applicable Ownership Interests in Notes that are components of the Corporate Units, shall be paid to the Collateral Agent in accordance with Section 5.02 of the Purchase Contract and Pledge Agreement and (ii) with respect to the Separate Notes, shall be paid to the Custodial Agent for payment to the holders of such Separate Notes in accordance with Section 5.02 of the Purchase Contract and Pledge Agreement.

(h) The right of each holder of Remarketed Notes to have such Remarketed Notes remarketed and sold on any Remarketing Date shall be subject to the conditions that (i) the Remarketing Agent conducts (A) an Initial Remarketing, (B) a Second Remarketing in the event of a Failed Remarketing on the Initial Remarketing Date

and (C) a Final Remarketing in the event of a Failed Remarketing on the Second Remarketing Date, each pursuant to the terms of this Agreement, (ii) neither a Special Event Redemption nor a Termination Event has occurred prior to such Remarketing Date, (iii) the Remarketing Agent is able to find a purchaser or purchasers for Remarketed Notes at the Remarketing Price based on the Reset Rate, and (iv) such purchaser or purchasers deliver the purchase price therefor to the Remarketing Agent as and when required.

(i) It is understood and agreed that the Remarketing Agent shall not have any obligation whatsoever to purchase any Remarketed Notes, whether in the Remarketing or otherwise, and shall in no way be obligated to provide funds to make payment upon tender of Remarketed Notes for Remarketing or to otherwise expend or risk its own funds or incur or to be exposed to financial liability in the performance of its duties under this Agreement. Neither the Company nor the Remarketing Agent shall be obligated in any case to provide funds to make payment upon tender of the Remarketed Notes for Remarketing.

Section 3.

Representations and Warranties of the Company.

The Company represents and warrants (i) on and as of the date any Remarketing Materials are first distributed in connection with the Remarketing (the “Commencement Date”), (ii) on and as of the applicable Remarketing Date and (iii) on and as of the Remarketing Settlement Date, that:

(a) Each of the representations and warranties of the Company as set forth in Section 1 (other than those made in subsection (k), (m) and (n)) of the Underwriting Agreement dated as of November [16], 2005 (the “Underwriting Agreement”) among the Company and Morgan Stanley & Co. Incorporated and J.P. Morgan Securities Inc., as representatives of the Underwriters identified in Schedule I thereto, is true and correct as if made on each of the dates specified above; provided that for purposes of this Section 3(a), (A) any reference in such sections of the Underwriting Agreement to (i) the “Registration Statement” and the “Prospectus” shall be deemed to refer to such terms as defined herein, (ii) the “Closing Date” shall be deemed to refer to the Remarketing Settlement Date, (iii) the “Securities” shall be deemed to refer to the Remarketed Notes, (iv) the “preliminary prospectus” shall be deemed to refer to the “Preliminary Prospectus,” (v) “Agreement” shall be deemed to refer to this Agreement and (B) the term “Named Subsidiary” as used in Section 1(d) of the Underwriting Agreement shall be deemed to include any subsidiaries of the Company that are, on each of the dates specified above, “significant subsidiaries” of the Company within the meaning of Regulation S-X.

(b) The Notes and the Indenture conform in all material respects to the description thereof contained in the preliminary prospectus and the Prospectus under the headings “Description of the Remarketed Notes.”

(c) No default or an event of default, and no event that with the passage of time or the giving of notice or both would become an event of default, shall occur and be continuing, under any of the Securities Agreements (as defined in the Underwriting Agreement).

Section 4.

Fees.

In the event of a Successful Remarketing of the Remarketed Notes, the Company shall pay the Remarketing Agent a remarketing fee equal to 0.25% of the principal amount of the Remarketed Notes (the “Remarketing Fee”). Such Remarketing Fee shall be paid by the Company on the Remarketing Settlement Date in cash by wire transfer of immediately available funds to an account designated by the Remarketing Agent.

Section 5.

Covenants of the Company.

The Company covenants and agrees as follows:

(a) If and to the extent the Remarketed Notes are required (in the view of counsel, which need not be in the form of a written opinion, for either the Remarketing Agent or the Company) to be registered under the Securities Act as in effect at the time of the Remarketing,

(1)	to prepare the Registration Statement and the Prospectus, in a form approved by the Remarketing Agent, to file any such Prospectus pursuant to the Securities Act within the period required by the Securities Act and the rules and regulations thereunder and to use commercially reasonable efforts to cause the Registration Statement to be declared effective by the Commission prior to the second Business Day immediately preceding the applicable Remarketing Date;

(2)	to file promptly with the Commission any amendment to the Registration Statement or the Prospectus or any supplement to the Prospectus that may, in the reasonable judgment of the Company or the Remarketing Agent, be required by the Securities Act or requested by the Commission;

(3)	to advise the Remarketing Agent, promptly after it receives notice thereof, of the time when any amendment to the Registration Statement has been filed or becomes effective or any supplement to the Prospectus or any amended Prospectus has been filed and to furnish the Remarketing Agent with copies thereof;

(4)	to file promptly all reports and any definitive proxy or information statements required to be filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of the Prospectus and for so long as the delivery of a Prospectus is required in connection with the offering or sale of the Remarketed Notes;

(5)	to advise the Remarketing Agent, promptly after it receives notice thereof, of the issuance by the Commission of any stop order or of any order preventing or suspending the use of the Prospectus, of the suspension of the qualification of any of the Remarketed Notes for offering or sale in any jurisdiction, of the initiation or threatening of any proceeding for any such purpose, or of any request by the Commission for the amending or supplementing of the Registration Statement or the Prospectus or for additional information, and, in the event of the issuance of any stop order or of any order preventing or suspending the use of any Prospectus or suspending any such qualification, to use promptly its best efforts to obtain its withdrawal;

(6)	to furnish promptly to the Remarketing Agent such copies of the following documents as the Remarketing Agent shall reasonably request: (A) conformed copies of the Registration Statement as originally filed with the Commission and each amendment thereto (in each case excluding exhibits); (B) the Preliminary Prospectus and any amended or supplemented Preliminary Prospectus; (C) the Prospectus and any amended or supplemented Prospectus; and (D) any document incorporated by reference in the Prospectus (excluding exhibits thereto); and, if at any time when delivery of a prospectus is required in connection with the Remarketing, any event shall have occurred as a result of which the Prospectus as then amended or supplemented would include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made when such Prospectus is delivered, not misleading, or if for any other reason it shall be necessary during such same period to amend or supplement the Prospectus or to file under the Exchange Act any document incorporated by reference in the Prospectus in order to comply with the Securities Act or the Exchange Act, to notify the Remarketing Agent and, upon its request, to file such document and to prepare and furnish without charge to the Remarketing Agent and to any dealer in securities as many copies as the Remarketing Agent may from time to time reasonably request of an amended or supplemented Prospectus that will correct such statement or omission or effect such compliance;

(7)	prior to filing with the Commission (A) any amendment to the Registration Statement or supplement to the Prospectus or (B) any Prospectus pursuant to Rule 424 under the Securities Act, to furnish a copy thereof to the Remarketing Agent; and not to file any such amendment or supplement that shall be reasonably disapproved by the Remarketing Agent;

(8)	as soon as practicable, but in any event not later than eighteen months, after the date of a Successful Remarketing, to make “generally available to its security holders” an “earnings statement” of the Company and its subsidiaries complying with (which need not be audited) Section 11(a) of the Securities Act and the rules and regulations thereunder (including, at the option of the Company, Rule 158). The terms “generally available to its security holders” and “earnings statement” shall have the meanings set forth in Rule 158; and

(9)	to take such action as the Remarketing Agent may reasonably request in order to qualify the Remarketed Notes for offer and sale under the securities or “blue sky” laws of such jurisdictions as the Remarketing Agent may reasonably request; provided that in no event shall the Company be required to qualify as a foreign corporation or to file a general consent to service of process in any jurisdiction.

(b) To pay: (1) the costs incident to the preparation and printing of the Registration Statement, if any, any Prospectus and any other Remarketing Materials and any amendments or supplements thereto; (2) the costs of distributing the Registration Statement, if any, any Prospectus and any other Remarketing Materials and any amendments or supplements thereto; (3) any fees and expenses of qualifying the Remarketed Notes under the securities laws of the several jurisdictions as provided in Section 5(a)(9) and of preparing, printing and distributing a Blue Sky Memorandum, if any (including any related reasonable fees and expenses of counsel to the Remarketing Agent); (4) all other costs and expenses incident to the performance of the obligations of the Company hereunder and the Remarketing Agent hereunder; and (5) the reasonable fees and expenses of counsel to the Remarketing Agent in connection with their duties hereunder.

(c) To furnish the Remarketing Agent with such information and documents as the Remarketing Agent may reasonably request in connection with the transactions contemplated hereby, and to make reasonably available to the Remarketing Agent and any accountant, attorney or other advisor retained by the Remarketing Agent such information that parties would customarily require in connection with a due diligence investigation conducted in accordance with applicable securities laws and to cause the Company’s officers, directors, employees and accountants to participate in all such discussions and to supply all such information reasonably requested by any such Person in connection with such investigation.

Section 6.

Conditions to the Remarketing Agent’s Obligations.

The obligations of the Remarketing Agent hereunder shall be subject to the following conditions:

(a) The Prospectus, if any, shall have been timely filed with the Commission; no stop order suspending the effectiveness of the Registration Statement, if any, or any part thereof shall have been issued and no proceeding for that purpose shall have been initiated or threatened by the Commission; and any request of the Commission for inclusion of additional information in the Registration Statement or the Prospectus or otherwise shall have been complied with.

(b) (1) Trading in securities generally on the New York Stock Exchange shall not have been suspended or materially limited, (2) a general moratorium on commercial banking activities in the State of New York or the United States shall not have been declared by New York State or Federal authorities, or (3) there shall not have occurred any material outbreak, or material escalation, of hostilities or other national or international calamity or crisis, of such magnitude and severity in its effect on the financial markets of the United States, in the reasonable judgment of the Remarketing Agent, as to prevent or materially impair the Remarketing, or enforcement of contracts for sale, of the Remarketed Notes.

(c) The representations and warranties of the Company contained herein shall be true and correct in all material respects on and as of the applicable Remarketing Date, and the Company, the Purchase Contract Agent and the Collateral Agent shall have performed in all material respects all covenants and agreements contained herein or in the Purchase Contract and Pledge Agreement to be performed on their part at or prior to such Remarketing Date.

(d) The Company shall have furnished to the Remarketing Agent a certificate, dated the applicable Remarketing Date, of the Chief Financial Officer satisfactory to the Remarketing Agent stating that: (1) no order suspending the effectiveness of the Registration Statement, if any, or prohibiting the sale of the Remarketed Notes is in effect, and no proceedings for such purpose are pending before or, to the knowledge of such officers, threatened by the Commission; (2) the representations and warranties of the Company in Section 3 are true and correct on and as of the applicable Remarketing Date and the Company has performed in all material respects all covenants and agreements contained herein to be performed on its part at or prior to such Remarketing Date; and (3) the Registration Statement, as of its effective date, and the Remarketing Materials (other than the Preliminary Prospectus and Prospectus covered below), as of their respective dates, did not contain any untrue statement of a material fact and did not omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and the Prospectus does not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(e) On the applicable Remarketing Date, the Remarketing Agent shall have received a letter addressed to the Remarketing Agent and dated such date, in form and substance satisfactory to the Remarketing Agent, of the independent accountants of the Company, containing statements and information of the type ordinarily included in accountants’ “comfort letters” with respect to certain financial information contained in the Remarketing Materials, if any.

(f) Each of (i) outside counsel for the Company reasonably acceptable to the Remarketing Agent, and (ii) the General Counsel of the Company, shall have furnished to the Remarketing Agent its opinion, addressed to the Remarketing Agent and dated the applicable Remarketing Date, in form and substance reasonably satisfactory to the Remarketing Agent addressing such matters as are set forth in such counsel’s opinion furnished pursuant to Sections 6(d) and 6(e) of the Underwriting Agreement, adapted as necessary to relate to the securities being remarketed hereunder and to the Remarketing Materials, if any, or to any changed circumstances or events occurring subsequent to the date of this Agreement, such adaptations being reasonably acceptable to counsel to the Remarketing Agent.

(g) Counsel for the Remarketing Agent, shall have furnished to the Remarketing Agent its opinion, addressed to the Remarketing Agent and dated the applicable Remarketing Date, in form and substance reasonably satisfactory to the Remarketing Agent.

(h) Subsequent to the Commencement Date and prior to the applicable Remarketing Date, there shall not have occurred any downgrading, nor does the Company have any knowledge of any threatened or pending downgrading, of the Company’s or any of its subsidiaries’ claims-paying ability rating or financial strength rating by A.M. Best Company, Inc., Standard & Poor’s Rating Group, Moody’s Investor Service, Inc., Fitch Ratings, Ltd. or any other “nationally recognized statistical rating organization,” as such term is defined for purposes of Rule 436(g)(2) under the Securities Act that currently has publicly released a rating of the claims-paying ability or financial strength of the Company or any subsidiary.

Section 7.

Indemnification.

(a) The Company agrees to indemnify and hold harmless the Remarketing Agent, each person, if any, who controls the Remarketing Agent within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, and each affiliate of the Remarketing Agent within the meaning of Rule 405 under the Securities Act from and against any and all losses, claims, damages and liabilities (including, without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim) caused by any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or any amendment thereof, any Preliminary Prospectus or the Prospectus (if used within the period, if any, that delivery of such Registration Statement, Preliminary Prospectus or Prospectus is required pursuant to the Securities Act and as amended or supplemented if the Company shall have furnished any amendments or supplements thereto), or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages or liabilities are caused by any such untrue statement or omission or alleged untrue statement or omission based upon information relating to the Remarketing Agent furnished to the Company in writing by the Remarketing Agent expressly for use therein; provided, however, that the foregoing indemnity agreement with respect to any Preliminary Prospectus shall not inure to the benefit of the Remarketing Agent, or any person controlling the Remarketing Agent or any affiliate of the Remarketing Agent within the meaning of Rule 405 of the Securities Act, if a copy of the Prospectus (as then amended or supplemented if the Company shall have furnished any amendment or supplements thereto) was not sent or given by or on behalf of the Remarketing Agent to such person, if required by law so to have been delivered, at or prior to the written confirmation of the sale of the Remarketed Notes to such person, and if the Prospectus (as so amended or supplemented) would have cured the defect giving rise to such loss, claim, damage or liability, unless such failure is the result of noncompliance by the Company with Section 5(a)(6) hereof.

(b) The Remarketing Agent agrees to indemnify and hold harmless the Company, the directors of the Company, the officers of the Company who sign the Registration Statement and each person, if any, who controls the Company within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any and all losses, claims, damages and liabilities (including, without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim) caused by any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or any amendment thereof, any Preliminary Prospectus or the Prospectus (as amended or supplemented if the Company shall have furnished any amendments or supplements thereto), or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, but only with reference to information relating to the Remarketing Agent furnished to the Company in writing by the Remarketing Agent expressly for use in the Registration Statement, any Preliminary Prospectus, the Prospectus or any amendments or supplements thereto.

(c) In case any proceeding (including any governmental investigation) shall be instituted involving any person in respect of which indemnity may be sought pursuant to Section 7(a) or Section 7(b), such person (the “indemnified party”) shall promptly notify the person against whom such indemnity may be sought (the “indemnifying party”) in writing and the indemnifying party, upon request of the indemnified party, shall retain counsel reasonably satisfactory to the indemnified party to represent the indemnified party and any others the indemnifying party may designate in such proceeding and shall pay the reasonable fees and disbursements of such counsel related to such proceeding. In any such proceeding, any indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood that the indemnifying party shall not, in respect of the legal expenses of any indemnified party in connection with any proceeding or related proceedings in the same jurisdiction, be liable for (i) the fees and expenses of more than one separate firm (in addition to any local counsel) for the Remarketing Agent and all persons, if any who control the Remarketing Agent within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act or who are affiliates of the Remarketing Agent within the meaning of Rule 405 under the Securities Act and (ii) the fees and expenses of more than one separate firm (in addition to any local counsel) for the Company, its directors, its officers who sign the Registration Statement and each person, if any, who controls the Company within the meaning of either such Section, and that all such fees and expenses shall be reimbursed as they are incurred. In the case of any such separate firm for the Remarketing Agent and such control persons and affiliates of the Remarketing Agent, such firm shall be designated in writing by the Remarketing Agent. In the case of any such separate firm for the Company and such directors, officers and control persons of the Company, such firm shall be designated in writing by the Company. The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such proceeding.

Section 8.

Contribution.

(a) To the extent the indemnification provided for in Section 7(a) or Section 7(b) is unavailable to an indemnified party or insufficient in respect of any losses, claims, damages or liabilities referred to under such paragraph, then each indemnifying party under such paragraph, in lieu of indemnifying such indemnified party thereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (i) if the indemnifying party is the Company, in such proportion as is appropriate to reflect the relative benefits received by the Company, on the one hand, and the indemnified party or parties on the other hand from the Remarketing of the Remarketed Notes, (ii) if the Remarketing Agent is the indemnifying party, in such proportion as is appropriate to reflect the Remarketing Agent’s relative fault on one hand and the indemnified party or parties on the other hand in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities or (iii) if the allocation provided by Section 8(a)(i) or Section 8(a)(ii) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in Section 8(a)(i) above or the relative fault referred to in Section 8(a)(ii) above but also the relative fault (in cases covered by Section 8(a)(ii)) or the relative benefits (in cases covered by Section 8(a)(i)) of the indemnifying party or parties on the one hand and of the indemnified party or parties on the other hand in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative benefits received by the Company, on one hand, and the Remarketing Agent, on the other hand, in connection with the Remarketing shall be deemed to be in the same proportions as the aggregate principal amount of the Remarketed Notes less the Remarketing Fee on the one hand and the Remarketing Fee on the other hand bear to the aggregate principal amount of the Remarketed Notes. The relative fault of the Company on the one hand and the Remarketing Agent on the other hand shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or by the Remarketing Agent and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

(b) The Company and the Remarketing Agent agree that it would not be just or equitable if contribution pursuant to this Section 8 were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in Section 8(a). The amount paid or payable by an indemnified party as a result of the losses, claims, damages and liabilities referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 8, the Remarketing Agent shall not be required to contribute any amount in excess of the amount by which the Remarketing Fee exceeds the amount of any damages that the Remarketing Agent has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The remedies provided for in Section 7 and Section 8 are not exclusive and shall not limit any rights or remedies which may otherwise be available to any indemnified party at law or in equity.

(c) The indemnity and contribution provisions contained in Section 7 and Section 8 and the representations, warranties and other statements of the Company contained in this Agreement shall remain operative and in full force and effect regardless of (i) any termination of this Agreement, (ii) any investigation made by or on behalf of the Remarketing Agent, any person controlling the Remarketing Agent or any affiliate of the Remarketing Agent or by or on behalf of the Company, its officers or directors or any person controlling the Company and (iii) acceptance of and payment for any of the Remarketed Notes.

Section 9.

Resignation and Removal of the Remarketing Agent.

The Remarketing Agent may resign and be discharged from its duties and obligations hereunder, and the Company may remove the Remarketing Agent, by giving 30 days’ prior written notice, in the case of a resignation, to the Company and the Purchase Contract Agent and, in the case of a removal, to the removed Remarketing Agent and the Purchase Contract Agent; provided, however, that no such resignation nor any such removal shall become effective until the Company shall have appointed at least one nationally recognized broker-dealer as successor Remarketing Agent and such successor Remarketing Agent shall have entered into a remarketing agreement with the Company, in which it shall have agreed to conduct the Remarketing in accordance with the Transaction Documents in all material respects.

In any such case, the Company will use commercially reasonable efforts to appoint a successor Remarketing Agent and enter into such a remarketing agreement with such person as soon as reasonably practicable. The provisions of Section 7 and Section 8 shall survive the resignation or removal of any Remarketing Agent pursuant to this Agreement.

Section 10.

Dealing in Securities.

The Remarketing Agent, when acting as a Remarketing Agent or in its individual or any other capacity, may, to the extent permitted by law, buy, sell, hold and deal in any of the Remarketed Notes, Corporate Units, Treasury Units or any of the securities of the Company (together, the “Securities”). The Remarketing Agent may exercise any vote or join in any action which any beneficial owner of such Securities may be entitled to exercise or take pursuant to the Indenture with like effect as if it did not act in any capacity hereunder. The Remarketing Agent, in its individual capacity, either as principal or agent, may also engage in or have an interest in any financial or other transaction with the Company as freely as if it did not act in any capacity hereunder.

Section 11.

Remarketing Agent’s Performance; Duty of Care.

The duties and obligations of the Remarketing Agent shall be determined solely by the express provisions of this Agreement and the Transaction Documents. No implied covenants or obligations of or against the Remarketing Agent shall be read into this Agreement or any of the Transaction Documents. In the absence of bad faith on the part of the Remarketing Agent, the Remarketing Agent may conclusively rely upon any document furnished to it, as to the truth of the statements expressed in any of such documents. The Remarketing Agent shall be protected in acting upon any document or communication reasonably believed by it to have been signed, presented or made by the proper party or parties except as otherwise set forth herein. The Remarketing Agent shall have no obligation to determine whether there is any limitation under applicable law on the Reset Rate on the Notes or, if there is any such limitation, the maximum permissible Reset Rate on the Notes, and it shall rely solely upon written notice from the Company (which the Company agrees to provide prior to the eighth Business Day before the Initial Remarketing Date) as to whether or not there is any such limitation and, if so, the maximum permissible Reset Rate. The Remarketing Agent, acting under this Agreement, shall incur no liability to the Company or to any holder of Remarketed Notes in its individual capacity or as Remarketing Agent for any action or failure to act, on its part in connection with a Remarketing or otherwise, except if such liability is judicially determined to have resulted from its failure to comply with the material terms of this Agreement or bad faith, gross negligence or willful misconduct on its part. The provisions of this Section 11 shall survive the termination of this Agreement and shall survive the resignation or removal of any Remarketing Agent pursuant to this Agreement.

Section 12.

Termination.

This Agreement shall automatically terminate (i) as to the Remarketing Agent on the effective date of the resignation or removal of the Remarketing Agent pursuant to Section 9 and (ii) on the earlier of (x) any Special Event Redemption Date, (y) the occurrence of a Termination Event and (z) the Business Day immediately following the Purchase Contract Settlement Date. If this Agreement is terminated pursuant to any of the other provisions hereof, except as otherwise provided herein, the Company shall not be under any liability to the Remarketing Agent and the Remarketing Agent shall not be under any liability to the Company, except that if this Agreement is terminated by the Remarketing Agent because of any failure or refusal on the part of the Company to comply with the terms or to fulfill any of the conditions of this Agreement, the Company will reimburse the Remarketing Agent for all of its out-of-pocket expenses (including the fees and disbursements of its counsel) reasonably incurred by it. Notwithstanding any termination of this Agreement, in the event there has been a Successful Remarketing, the obligations set forth in Section 4 hereof shall survive and remain in full force and effect until all amounts payable under said Section 4 shall have been paid in full. In addition, Sections 7, 8 and 11 hereof shall survive the termination of this Agreement or the resignation or removal of the Remarketing Agent.

Section 13.

Notices.

All statements, requests, notices and agreements hereunder shall be in writing, and:

(a)	if to the Remarketing Agent, shall be delivered or sent by mail, telex or facsimile transmission to Morgan Stanley & Co. Incorporated, 1585 Broadway, New York, NY, 10036, Attention: [ ] (Fax: [ ]];

(b)	if to the Company, shall be delivered or sent by mail, telex or facsimile transmission to E*TRADE Financial Corporation, [ ], Attention: [ ]; and

(c)	if to the Purchase Contract Agent, shall be delivered or sent by mail, telex or facsimile transmission to The Bank of New York, 101 Barclay Street, Floor 8W, New York, NY 10286, Attention: Corporate Trust Division-Corporate Finance Unit (Fax: 212-815-5707).

Any such statements, requests, notices or agreements shall take effect at the time of receipt thereof.

Section 14.

Persons Entitled to Benefit of Agreement.

This Agreement shall inure to the benefit of and be binding upon each party hereto and its respective successors. This Agreement and the terms and provisions hereof are for the sole benefit of only those persons, except that (x) the representations, warranties, indemnities and agreements of the Company contained in this Agreement shall also be deemed to be for the benefit of the Remarketing Agent and the person or persons, if any, who control the Remarketing Agent within the meaning of Section 15 of the Securities Act and (y) the indemnity agreement of the Remarketing Agent contained in Section 7 of this Agreement shall be deemed to be for the benefit of the Company’s directors and officers who sign the Registration Statement, if any, and any person controlling the Company within the meaning of Section 15 of the Securities Act. Nothing contained in this Agreement is intended or shall be construed to give any person, other than the persons referred to herein, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

Section 15.

Survival.

The respective indemnities, representations, warranties and agreements of the Company and the Remarketing Agent contained in this Agreement or made by or on behalf of them, respectively, pursuant to this Agreement, shall survive any Remarketing and shall remain in full force and effect, regardless of any investigation made by or on behalf of any of them or any person controlling any of them.

Section 16.

Governing Law.

THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAW PROVISIONS THEREOF TO THE EXTENT A DIFFERENT LAW WOULD GOVERN AS A RESULT.

Section 17.

Judicial Proceedings.

(a) Each party hereto expressly accepts and irrevocably submits to the non-exclusive jurisdiction of the United States Federal or New York State court sitting in the Borough of Manhattan, The City of New York, New York, over any suit, action or proceeding arising out of or relating to this Agreement or the Remarketed Notes. To the fullest extent it may effectively do so under applicable law, each party hereto irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(b) Each party hereto agrees, to the fullest extent that it may effectively do so under applicable law, that a judgment in any suit, action or proceeding of the nature referred to in Section 17(a) brought in any such court shall be conclusive and binding upon such party, subject to rights of appeal, and may be enforced in the courts of the United States of America or the State of New York (or any other court the jurisdiction to which the Company is or may be subject) by a suit upon such judgment.

Section 18.

Counterparts.

This Agreement may be executed in one or more counterparts and, if executed in more than one counterpart, the executed counterparts shall each be deemed to be an original but all such counterparts shall together constitute one and the same instrument.

Section 19.

Headings.

The headings herein are inserted for convenience of reference only and are not intended to be part of, or to affect the meaning or interpretation of, this Agreement.

Section 20.

Severability.

If any provision of this Agreement shall be held or deemed to be or shall, in fact, be invalid, inoperative or unenforceable as applied in any particular case in any or all jurisdictions because it conflicts with any provisions of any constitution, statute, rule or public policy or for any other reason, then, to the extent permitted by law, such circumstances shall not have the effect of rendering the provision in question invalid, inoperative or unenforceable in any other case, circumstance or jurisdiction, or of rendering any other provision or provisions of this Agreement invalid, inoperative or unenforceable to any extent whatsoever.

Section 21.

Amendments.

This Agreement may be amended by an instrument in writing signed by the parties hereto. Each of the Company and the Purchase Contract Agent agrees that it will not enter into, cause or permit any amendment or modification of the Transaction Documents or any other instruments or agreements relating to the Applicable Ownership Interests in Notes, the Notes or the Corporate Units that would in any way adversely affect the rights, duties and obligations of the Remarketing Agent, without the prior written consent of the Remarketing Agent.

Section 22.

Successors and Assigns.

Except in the case of a succession pursuant to the terms of the Purchase Contract and Pledge Agreement, the rights and obligations of the Company hereunder may not be assigned or delegated to any other Person without the prior written consent of the Remarketing Agent. The rights and obligations of the Remarketing Agent hereunder may not be assigned or delegated to any other Person (other than an affiliate of the Remarketing Agent) without the prior written consent of the Company.

If the foregoing correctly sets forth the agreement by and between the Company, the Remarketing Agent and the Purchase Contract Agent, please indicate your acceptance in the space provided for that purpose below.

[SIGNATURES ON THE FOLLOWING PAGE]

Very truly yours,

E*TRADE FINANCIAL CORPORATION

By:
Name:
Title:

CONFIRMED AND ACCEPTED: MORGAN STANLEY & CO. INCORPORATED, as Remarketing Agent

By:
Name:
Title:

THE BANK OF NEW YORK, not individually, but solely as Purchase Contract Agent and as attorney-in-fact for the Holders of the Purchase Contracts

By:
Name:
Title: